Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FOURTH-QUARTER 2005 EARNINGS

Non-Fuel Identical Store Sales Increase 3.7%

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – February 23, 2006

Results From Operations

Safeway Inc. today reported net income of $173.5 million ($0.39 per diluted share) for the fourth quarter ended December 31, 2005. Net income for the quarter was reduced by a total of $0.12 per diluted share for previously announced store exit activities in Texas and employee buyouts primarily in Dominick’s and Northern California. These items are outlined on Table 1 of this release.

Net income for the fourth quarter of 2004 was $202.7 million ($0.45 per diluted share). Net income for the quarter was reduced by a total of $0.02 per diluted share for contributions to a Northern California UFCW multi-employer health and welfare plan and an accrual for rent holidays. In addition, pro forma stock option expense in the fourth quarter of 2004 was $0.02 per diluted share. These items are outlined on Table 1.

“We are very pleased with our 2005 results,” said Steve Burd, Chairman, President and CEO. “When adjusted for Easter, our same store sales grew stronger each quarter and we increased market share in the U.S. supermarket channel 51 of 52 weeks in 2005. We also completed the restructuring of our labor contracts and are beginning to experience solid operating and administrative expense leverage.”

Sales

Total sales increased 5.8% to $12.0 billion in the fourth quarter of 2005 compared to $11.4 billion in 2004. Safeway’s marketing strategy, Lifestyle store execution and increased fuel sales drove this sales increase. Comparable store sales increased 5.4% and identical store sales (which exclude replacement stores) increased 5.1% for the fourth quarter of 2005. Excluding the effect of fuel sales, comparable store sales increased 3.9% and identical store sales increased 3.7% for the fourth quarter of 2005.

Lifestyle Stores

Lifestyle stores have contributed significantly to sales growth throughout 2005. As expected, the cost of promoting Lifestyle openings reduced gross margin and increased operating and administrative expense as a percentage of sales. The company expects that as the Lifestyle stores opened in 2005 mature in 2006, their margins will improve and they will contribute at a higher level to Safeway’s operating profit.

Gross Profit

Gross profit declined 36 basis points to 29.11% of sales in the fourth quarter of 2005 compared to 29.47% of sales in the fourth quarter of 2004. Higher fuel sales (which have a lower gross margin) reduced gross profit by 27 basis points. Higher energy costs reduced gross profit by 4 basis points in the fourth quarter of 2005. The remaining decline is the result of the grand opening of Lifestyle stores and targeted investments in price, offset by improved shrink.

Operating and Administrative Expense

Operating and administrative expense increased 8 basis points to 25.98% of sales in the fourth quarter of 2005 from 25.90% of sales in the fourth quarter of 2004. In the fourth quarter of 2005, Safeway incurred previously announced pretax charges of $55.5 million for store exit activities related to the closure of 26 Texas stores and $37.5 million for employee buyouts. Adjusting for these charges and other unusual and pro forma charges in 2004 as outlined in Table 7 of this release, operating and administrative expense improved 69 basis points.

This improvement in operating and administrative expense is primarily the result of increased sales (including fuel sales), restructured labor agreements and reduced workers’ compensation costs, partly offset by labor costs associated with the grand opening of Lifestyle stores and higher energy costs. Higher energy costs increased operating and administrative expense by 6 basis points in the fourth quarter of 2005.

Interest Expense

Interest expense was $124.3 million in the fourth quarter of 2005 compared to $123.0 million in the fourth quarter of 2004. Lower debt was offset by an increase in the average interest rate from 5.76% to 6.32%.

Income Tax Expense

Income tax expense was $94.6 million, or 35.3% of pretax income, in the fourth quarter of 2005 compared to $101.2 million, or 33.3% of pretax income in the fourth quarter of 2004. Income tax expense in the fourth quarter of 2005 included $7.3 million of tax benefits ($0.02 per diluted share) associated with the favorable resolution of certain tax issues. Income tax expense in the fourth quarter of 2004 included a tax benefit of $8.8 million ($0.02 per diluted share) due to tax law changes and the favorable resolution of certain tax issues.

Annual Results

Net income for the year ended 2005 was $561.1 million ($1.25 per diluted share) compared to $560.2 million ($1.25 per diluted share) in 2004. Sales increased 7.2% to $38.4 billion in 2005 from $35.8 billion in 2004, primarily because of Safeway’s marketing strategy, Lifestyle store execution and increased fuel sales.

The gross profit margin decreased 65 basis points to 28.93% of sales in 2005 from 29.58% in 2004. Higher fuel sales reduced gross profit by 39 basis points. The remaining decline is due to grand openings of Lifestyle stores, investment in price, increased advertising expense and higher energy costs.

Operating and administrative expense decreased 53 basis points to 25.77% of sales from 26.30% in 2004. Excluding the unusual items outlined on Table 7, operating and administrative expense decreased 94 basis points. This improvement is the result of restructured labor agreements, increased fuel sales, and reduced workers’ compensation costs, partly offset by labor costs associated with the grand opening of Lifestyle stores and higher energy costs.

Capital Expenditures

During 2005, Safeway invested $1.4 billion in cash capital expenditures. The company opened 21 new Lifestyle stores, completed 293 Lifestyle remodels and closed 48 stores. In 2006, the company expects to spend approximately $1.6 billion in cash capital expenditures, open approximately 20 to 25 new Lifestyle stores and complete approximately 280 Lifestyle remodels.

Cash Flow

Net cash flow from operating activities was $1,881.0 million in 2005 compared to $2,226.4 million in 2004. Working capital contributed to cash flow in 2005, but at a lower level than in 2004.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, increased to $1,313.5 million in 2005 from $1,070.3 million in 2004.

Net cash flow used by financing activities, which consists principally of cash used to pay down debt, was $466.9 million in 2005 and $1,077.6 million in 2004.

Free cash flow was $567.5 million in 2005. As a result, debt declined $404.8 million, cash and equivalents increased $106.5 million and the company paid $44.9 million in dividends to its stockholders.

Guidance

Safeway confirms guidance for 2006 of $1.55 to $1.65 earnings per diluted share and free cash flow of $400 million to $600 million, both excluding employee buyouts. Non-fuel identical store sales are expected to grow 3.0%. The timing of holidays is expected to affect the quarterly pattern of sales and earnings in the first half of 2006. Shopping for the Easter holiday occurred in the first quarter of the 2005, but will occur in the second quarter of 2006.

Quarterly Dividend

On January 20, 2006, Safeway paid a dividend of $0.05 per common share to stockholders of record as of December 30, 2005. The payout was $22.5 million.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,775 stores in the United States and Canada and had annual sales of $38.4 billion in 2005. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing fourth-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PST February 23, 2006. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, operating profit, estimates of earnings per diluted share, identical store sales, comparable store sales, dividend payments, capital expenditures, free cash flow, effects of restructuring labor contracts and Lifestyle stores and are indicated by words or phrases such as “guidance,” “expects,” “estimate,” “forecast” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, voluntary employee buyouts, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, performance in new business ventures, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in our most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per-share amounts)

(Unaudited)

	16 Weeks Ended December 31, 2005	16 Weeks Ended January 1, 2005	52 Weeks Ended December 31, 2005	52 Weeks Ended January 1, 2005
Sales and other revenue	$12,046.1	$11,390.4	$38,416.0	$35,822.9
Cost of goods sold	(8,539.2)	(8,033.7)	(27,303.1)	(25,227.6)

Gross profit	3,506.9	3,356.7	11,112.9	10,595.3
Operating and administrative expense	(3,129.7)	(2,950.5)	(9,898.2)	(9,422.5)

Operating profit	377.2	406.2	1,214.7	1,172.8
Interest expense	(124.3)	(123.0)	(402.6)	(411.2)
Other income, net	15.2	20.7	36.9	32.3

Income before income taxes	268.1	303.9	849.0	793.9
Income taxes	(94.6)	(101.2)	(287.9)	(233.7)

Net income	$173.5	$202.7	$561.1	$560.2

Basic earnings per share	$0.39	$0.45	$1.25	$1.26

Diluted earnings per share	$0.39	$0.45	$1.25	$1.25

Weighted average shares outstanding:
Basic	448.7	446.5	447.9	445.6

Diluted	450.5	449.4	449.8	449.1

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	Year-end 2005	Year-end 2004
ASSETS
Current assets:
Cash and equivalents	$373.3	$266.8
Receivables	350.6	339.0
Merchandise inventories	2,766.0	2,740.7
Other current assets	212.5	251.2

Total current assets	3,702.4	3,597.7

Total property, net	9,097.1	8,689.4
Goodwill	2,402.4	2,406.6
Other long-term assets	555.0	683.7

Total assets	$15,756.9	$15,377.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of notes and debentures	$714.2	$596.9
Current obligations under capital leases	39.1	42.8
Accounts payable	2,151.5	1,759.4
Other current liabilities	1,359.1	1,393.0

Total current liabilities	4,263.9	3,792.1

Long-term debt:
Notes and debentures	4,961.2	5,469.7
Obligations under capital leases	644.1	654.0

Total long-term debt	5,605.3	6,123.7
Other long-term liabilities	982.1	1,154.7

Total liabilities	10,851.3	11,070.5
Total stockholders’ equity	4,905.6	4,306.9

Total liabilities and stockholders’ equity	$15,756.9	$15,377.4

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	52 Weeks Ended December 31, 2005	52 Weeks Ended January 1, 2005
OPERATING ACTIVITIES
Net cash flow from operating activities	$1,881.0	$2,226.4

INVESTING ACTIVITIES
Cash paid for property additions	(1,383.5)	(1,212.5)
Proceeds from sale of property	105.1	194.7
Other	(35.1)	(52.5)

Net cash flow used by investing activities	(1,313.5)	(1,070.3)

FINANCING ACTIVITIES
Additions to short-term borrowings	13.0	11.2
Payments on short-term borrowings	(23.8)	(1.5)
Additions to long-term borrowings	754.5	1,173.5
Payments on long-term borrowings	(1,188.6)	(2,278.6)
Net proceeds from exercise of stock options	17.4	24.4
Dividends paid on common stock	(44.9)	—
Other	5.5	(6.6)

Net cash flow used by financing activities	(466.9)	(1,077.6)

Effect of changes in exchange rate on cash	5.9	13.5

Increase in cash and equivalents	106.5	92.0

CASH AND EQUIVALENTS
Beginning of period	266.8	174.8

End of period	$373.3	$266.8

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions, except per-share amounts)

(Unaudited)

TABLE 1:	RECONCILIATION OF GAAP NET INCOME TO ADJUSTED INCOME AND ADJUSTED EARNINGS PER SHARE

	Fourth Quarter 2005			Fourth Quarter 2004
	Before Taxes	After Taxes	Per Diluted Share	Before Taxes	After Taxes	Per Diluted Share
Net income, as reported	$268.1	$173.5	$0.39	$303.9	$202.7	$0.45
Texas store exit activities	55.5	34.1	0.07	—	—	—
Employee buyout	37.5	23.0	0.05	—	—	—
Health and welfare contribution	—	—	—	6.0	3.7	0.01
Accrual for rent holidays	—	—	—	10.6	6.5	0.01
Pro forma stock option expense	—	—	—	(15.8)	(9.7)	(0.02)

Adjusted income	$361.1	$230.6	$0.51	$304.7	$203.2	$0.45

	Year Ended 2005			Year Ended 2004
	Before Taxes	After Taxes	Per Diluted Share	Before Taxes	After Taxes	Per Diluted Share
Net income, as reported	$849.0	$561.1	$1.25	$793.9	$560.2	$1.25
Texas store impairment	54.7	33.9	0.08	—	—	—
Texas store exit activities	55.5	34.1	0.07	—	—	—
Employee buyout	59.4	36.6	0.08	—	—	—
Dominick's store exit activities	—	—	—	45.7	28.5	0.06
Health and welfare contribution	—	—	—	31.1	19.1	0.04
Accrual for rent holidays	—	—	—	10.6	6.5	0.01
Pro forma stock option expense	—	—	—	(73.0)	(44.8)	(0.10)

Adjusted income	$1,018.6	$665.7	$1.48	$808.3	$569.5	$1.26

TABLE 2:	RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	Full Year 2005	Full Year 2004	Forecasted Range Fiscal 2006
Net cash flow from operating activities	$1,881.0	$2,226.4	$2,010.0	$2,090.0
Net cash flow used by investing activities	(1,313.5)	(1,070.3)	(1,610.0)	(1,490.0)

Free cash flow	$567.5	$1,156.1	$400.0	$600.0

TABLE 3:	CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	Full Year
	2005	2004
Cash capital expenditures	$1,383.5	$1,212.5
Stores opened	21	33
Stores closed	48	48
Lifestyle remodels completed	293	92
Stores at end of period	1,775	1,802
Square footage (in millions)	81.0	82.1
Number of fuel stations at end of period	314	311
Fuel sales	$2,616.8	$1,941.1

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 4:	RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

Year Ended 2005
Net income	$561.1
Add (subtract):
Income taxes	287.9
Interest expense	402.6
Depreciation	932.7
Lifo income	(0.2)
Stock option expense	59.7
Property impairment charges	78.9
Equity in earnings of unconsolidated affiliates, net	(15.8)

Total Adjusted EBITDA	$2,306.9

Total debt at December 31, 2005	6,358.6
Less cash and equivalents in excess of $75.0 at December 31, 2005	(298.3)

Adjusted Debt	$6,060.3

Adjusted EBITDA as a multiple of interest expense	5.73
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00
Adjusted Debt to Adjusted EBITDA	2.63
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50

TABLE 5:	RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

Year Ended 2005
Net cash flow from operating activities	$1,881.0
Add (subtract):
Income taxes	287.9
Interest expense	402.6
Deferred income taxes	215.9
Net pension expense	(115.6)
Accrued claims and other liabilities	(44.1)
Loss on property retirements and lease exit costs	(13.6)
Changes in working capital items	(310.9)
Other	3.7

Adjusted EBITDA	$2,306.9

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 6:	SAME STORE SALES INCREASES

	Fourth Quarter 2005		Year Ended 2005*
	Comparable Store Sales Increases	Identical Store Sales Increases	Comparable Store Sales Increases	Identical Store Sales Increases
As reported	5.4%	5.1%	4.6%	4.4%
Excluding fuel sales	3.9%	3.7%	3.0%	2.9%

*	Excludes sales at strike affected stores in the first quarter of 2004.

TABLE 7:	RECONCILIATION OF OPERATING AND ADMINISTRATIVE EXPENSE AS A PERCENTAGE OF SALES

	Fourth Quarter 2005		Fourth Quarter 2004		Basis Point Increase (Decrease)
	Dollars	Percentage of Sales	Dollars	Percentage of Sales
Reported operating and administrative expense	$3,129.7	25.98%	$2,950.5	25.90%	8
Add (subtract):
Texas store exit activities	(55.5)		—
Employee buyout	(37.5)		—
Health and welfare contribution	—		(6.0)
Accrual for rent holidays	—		(10.6)
Pro forma stock option expense	—		15.8

Adjusted operating and administrative expense	$3,036.7	25.21%	$2,949.7	25.90%	(69)

	Year Ended 2005		Year Ended 2004		Basis Point (Decrease)
	Dollars	Percentage of Sales	Dollars	Percentage of Sales
Reported operating and administrative expense	$9,898.2	25.77%	$9,422.5	26.30%	(53)
Add (subtract):
Texas store impairment	(54.7)		—
Texas store exit activities	(55.5)		—
Employee buyout	(59.4)		—
Dominick’s store exit activities	—		(45.7)
Health and welfare contribution	—		(31.1)
Accrual for rent holidays	—		(10.6)
Pro forma stock option expense	—		73.0

Adjusted operating and administrative expense	$9,728.6	25.32%	$9,408.1	26.26%	(94)